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EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE

(In Thousands, Except Per Share Data)

                                         Three Months Ended                     Six Months Ended
                                   -------------------------------- ------------------------------------
                                    September 28,      September 29,      September 28,     September 29,
                                         1997               1996              1997               1996
                                   ---------------------------------------------------------------------
Primary:
   Average shares outstanding               20,164             20,339            20,158             20,456
   Net effect of dilutive stock
     options (1)                               284                860               208                430
                                   ------------------ ------------------ ----------------- ------------------
Totals                                      20,448             21,199            20,366             20,886
                                   ================== ================== ================= ==================
Net income (loss)                          $ 2,770           $    576           $ 4,509           $ (3,548)
                                   ================== ================== ================= ==================
Per share amount                          $   0.14           $   0.03          $   0.22          $   (0.17)
                                   ================== ================== ================= ==================

Fully diluted:
   Average shares outstanding               20,164             20,339            20,158             20,456
   Net effect of dilutive  stock
     options (2)                               440                860               395                430
   Assumed conversion of 8.25%
     convertible debentures and
     8.00% convertible notes
     payable (3)                             4,519                  -             4,367                  -
                                   ------------------ ------------------ ----------------- ------------------
Totals                                      25,123             21,199            24,920             20,886
                                   ================== ================== ================= ==================

Net income (loss)                          $ 2,770           $    576          $  4,509           $ (3,548)
Add interest expense, net of
   income tax effect, on 8.25%
   convertible debentures and
   8.00% convertible notes
   payable (3)                                 437                  -               859                  -
                                   ------------------ ------------------ ----------------- ------------------
Totals                                     $ 3,207           $    576          $  5,368           $ (3,548)
                                   ================== ================== ================= ==================
Per share amount                          $   0.13           $   0.03         $    0.22          $   (0.17)
                                   ================== ================== ================= ==================


(1) Computed based on the treasury stock method using the average market price for each applicable period.
(2) Computed based on the treasury stock method using the ending market price, which is greater than the average market price, for each applicable period.
(3) Omitted from 1996 computations, as impact on earnings (loss) per share would be antidilutive.





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